Exhibit 10.1

Amendment to Nonqualified Stock Option Agreement

The undersigned person (the “Optionee”) and Basic Energy Services, Inc., a Delaware corporation (formerly named BES Holding Co.) (the “Company”), hereby agree as follows effective as of December 31, 2005:

WHEREAS, the undersigned Optionee and the Company are parties to one or more Nonqualified Stock Option Agreements or other option grant agreements (the “Option Agreements”), which provide among other things certain provisions relating to a Change of Control as defined in the Company’s Second Amended and Restated 2003 Incentive Plan (the “Plan”); and

WHEREAS, in connection with the adoption by the Company of certain accounting changes under Statement of Financial Accounting Standards No. 123R to be effective January 1, 2006, the Company desires to amend each of the Option Agreements.

NOW, THEREFORE, the undersigned parties hereby agree as follows:

1.             The sentence in each of the Optionee’s Option Agreements that currently contains the sentence to the effect (or substantially similar effect) that “Upon a Change of Control in the Company, all Options outstanding at the time of the event or transaction shall terminate and the Optionee shall be paid, with respect to each Option, an amount in cash equal to the excess of Fair Market Value of a Share over the Option’s exercise price (if the Option exercise price exceeds the Fair Market Value of a Share on such date, the Optionee shall be paid an amount in cash equal to the lesser of $1.00 or the Black-Scholes value of the cancelled Option as determined in good faith by the Board, unless and except to the extent a provision is made in writing in connection with such Change in Control event or transaction for the continuation of the Plan and/or the assumption of the Options theretofore granted, or for the substitution for such Options of new options covering the stock of a successor entity, or the parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and Options theretofore granted shall continue as fully vested Options in the manner and under the terms of provided.” shall be, and hereby is, amended in its entirety as follows:

Subject to the approval of the Board, upon a Change of Control in the Company, all Options outstanding at the time of the event or transaction may be terminated and the Optionee shall be paid, with respect to each Option, an amount in cash equal to the excess of Fair Market Value of a Share over the Option’s exercise price (if the Option exercise price exceeds the Fair Market Value of a Share on such date, the Optionee may be paid an amount in cash equal to the lesser of $1.00 or the Black-Scholes value of the cancelled Option as determined by the Board).

In witness whereof, the undersigned parties have executed this Amendment effective as of the date first set forth above.

OPTIONEE	BASIC ENERGY SERVICES, INC.

By:
Name:	Name:
Title: